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                                                                   EXHIBIT 10.71

                              SEPARATION AGREEMENT

This Separation Agreement ("Agreement") is made and entered into by and between William G. Barton ("Barton") and Tier Technologies, Inc. (the "Company"), as of the eighth day after this Agreement is signed by Barton (the "Effective Date"). Barton and the Company hereby agree as follows:

1. Separation Date. Effective April 3, 2000 (the "Separation Date"), Barton's employment with the Company will be terminated by the Company. In exchange for the promises and covenants herein, the parties have agreed to treat Barton's termination as a termination without cause, as defined in Section 4.1 (iii) of the Second Amended and Restated Employment Agreement between Barton and the Company dated February 16, 1998 (the "Employment Agreement"), attached hereto as Exhibit A. As of the Separation Date, Barton will no longer hold any positions as an employee with the Company. The Employment Agreement will be terminated as of the Separation Date and will no longer have any force or effect, except as specifically referenced in this Agreement.

2. Accrued Salary And Vacation. The Company agrees that it will pay Barton all accrued salary, and all accrued and unused vacation benefits earned through the Separation Date, if any, subject to standard payroll deductions, withholding taxes and other obligations. Barton understands that he is entitled to this payment regardless of whether or not he signs this Agreement.

3. Expense Reimbursement. Barton agrees that he has submitted his final documented expense reimbursement statement reflecting all business expenses he incurred prior to and including the Separation Date, and acknowledges receipt of the full amount of reimbursement therefor. Barton also acknowledges that he has submitted all expense reports for all balances due on his Corporate American Express card and that he has reimbursed the Company for all personal expenses incurred on his Corporate American Express Card. The Company agrees that it will continue to pay Barton's cell phone bill through April 3, 2000, in the same manner it has been paying Barton's cell phone bills during his employment. Barton agrees to reimburse the Company for any personal expenses incurred on his cell phone bills for which the Company has not yet been reimbursed.

4. Severance. In exchange for the promises and covenants set forth herein, and in consideration thereof, the Company agrees to make a lump sum severance payment to Barton in the amount of $620,000, subject to standard deductions and withholdings, less the remaining principal and interest due on the loan as of April 3, 2000 made by the Company to Barton on January 24, 2000. The Severance Payment will be made within five (5) days of the Effective Date of this Agreement. The twenty-four (24) months following the Separation Date, which represent the period of time during which Barton would have received the Severance Payment if it had been paid to Barton over time, as opposed to in a lump sum, will be referred to herein as the "Severance Period."

5. Insurance Benefits. Barton will be provided with a separate notice of his COBRA rights. To the extent provided by the federal COBRA law or, if applicable, state insurance laws,
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and by the Company's current group health insurance policies, Barton will be eligible to continue his health insurance benefits at his own expense. As of the Separation Date, the Company will cancel all company-sponsored life insurance policies, unless Barton elects to continue such policies at his own expense. Barton has elected not to continue his split dollar life-insurance policy and will complete and sign the surrender statement, a copy of which is attached hereto as Exhibit B. Any cash surrender value from the cancellation of Barton's Company-sponsored split dollar life-insurance policy will be paid directly to the Company pursuant to the Split Dollar Assignment dated September 11, 1997, a copy of which is attached hereto as Exhibit C.

6. Stock Options. Pursuant to Section 4.2(iv)(B) of the Employment Agreement, the vesting of all the unvested stock options granted to Barton to purchase shares of the Company's Common Stock (the "Options") shall be accelerated upon the termination effected hereby, such that as of the Separation Date, all the shares subject to the Options will be vested and immediately exercisable on the terms provided in the Stock Option Agreement pursuant to which the Options were granted. As of the Separation Date, Barton's has 90,000 unvested shares subject to the Options, which will be accelerated pursuant to this Section 6.

7. Other Compensation and Benefits. Except as expressly provided herein, Barton acknowledges and agrees that Barton is not entitled to and will not receive any additional compensation, severance, stock options, stock or benefits from the Company. Barton agrees and understands that all vesting under any stock compensation award (e.g., incentive stock option, nonqualified stock option, stock purchase agreement, or restricted stock bonus agreement) from the Company shall cease upon the Separation Date, except as expressly provided by this Agreement, any and all rights that Barton may have in any Employee Stock Purchase Plan or Stock Option Plan are determined in accordance with the provisions of the applicable plan and any agreements signed by Barton.

8.  Consulting Services.   In exchange for the promises and covenants set forth
herein, Barton and the Company agree that beginning April 5, 2000, Barton shall serve as an independent contractor consultant, for the period of time necessary to complete the Humana Project, subject to the terms herein (the "Consulting Period"). Completion of the Humana Project will be designated by the Company's receipt of payment of the remaining five hundred thousand dollars ($500,000) for the completion of the Humana Project, as reflected in "Schedule Number 001 - Attachment A Issued Under Master Services Agreement Firm Fixed Price Statement of Work New Billing System - Increments 1 and 2," dated June 17, 1999, a copy of which is attached hereto as Exhibit D.

       (a) Consulting Services. During the Consulting Period, Barton shall be available for a reasonable amount of time necessary to complete the Humana Project, as requested by the Company's CEO and consistent with Barton's consultant obligations, with a priority to be placed on the completion of the Humana Project. Barton's consulting services shall be performed telephone, computer communications, or facsimile unless Barton is specifically requested, with reasonable advance notice, to come to Company premises; and Barton will not have an office on Company premises during the Consulting Period. Barton will not be required to travel, except to and from the Company's principal offices in connection with this project without his prior consent.
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       (b)  No Agency or Employment Relationship. During the Consulting Period,
Barton will not be considered an agent or an employee of the Company; Barton will not have authority to make any representation, contract, or commitment on behalf of the Company and Barton agrees not to do so; and Barton will not be entitled to any of the benefits which the Company may make available to its employees, such as group insurance, profit sharing, or retirement benefits.

       (c) Consulting Fees. Barton agrees to make himself available during the Consulting Period as a condition to receiving the severance benefits provided herein. Barton agrees that he will not be entitled to any additional compensation or benefits from the Company in exchange for any consulting services he provides during the Consulting Period.

       (d) Consulting Information. Barton agrees to not to use or disclose any confidential or proprietary information of the Company which he obtains or develops in the course of performing his consulting services for the Company, without prior written authorization from a duly authorized representative of the Company.

       (e) Other Work Activities. During the Consulting Period, Barton may engage in employment, consulting or other work relationships in addition to his work for the Company. The Company agrees to make reasonable arrangements to enable Barton to perform his consulting services for the Company at such times and in such a manner so that it does not unreasonably interfere with other work activities in which Barton may engage.

9. Company Property. Upon the Separation Date, Barton agrees that he will return to the Company all Company documents (and all copies thereof) and other Company property in Barton's possession or Barton's control, including, but not limited to, Company-sponsored credit cards (such as Barton's Company American Express card), Company files, business plans, notes, samples, sales notebooks, drawings, specifications, calculations, sequences, data, computer-recorded information, tangible property, including, but not limited to, cellular phones, computers, credit cards, entry cards, keys, and any other materials of any nature pertaining to Barton's work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any proprietary or confidential material of the Company within fifteen (15) days after the Separation Date, except as otherwise provided in
Section 10 herein.

10. Computer, E-mail and Voicemail Access. Upon signature of this Agreement, Barton agrees that, except as provided in this Section 10, he will either return all Company owned property, including, but not limited to, all Company owned phones, computers and related appliances, or purchase such Company owned property from the Company at its net book value, as determined by the Company in its sole discretion. The Company agrees to provide Barton with Company owned e-mail and voicemail access during the Consulting Period.

11. Non-compete and Non-solicitation During Severance Period. In exchange for the promises and covenants herein, Barton agrees that during the Severance Period and the Consulting Period,
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       (a)  Barton will not, either directly or through others, solicit or accept any business from any customer of the Company for products or services competitive with the business and information technology consulting services provided by the Company, or request, induce or advise customers of the Company to withdraw, curtail or cancel their business with the Company; and

       (b) Barton will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity, without the advance written approval of the Chief Executive Officer. Notwithstanding the foregoing, the Company has agreed that Barton may hire Debbie Rogers.

12. Termination of Company's Obligations. Notwithstanding any provisions in this Agreement to the contrary, the Company's obligations, and Barton's rights, pursuant to Section 4 herein, regarding the payment of severance, shall cease and be rendered a nullity immediately should Barton fail to comply with any of the provisions of Sections 11 and 14 herein. In the event Barton fails to comply with the provisions of Sections 11 and 14 herein, Barton agrees to reimburse the Company for all severance payments received by him from the Company pursuant to
Section 4 herein.

13. No Further Employment with the Company. Barton understands and agrees that, as a condition of this Agreement, Barton shall not be entitled to any employment with the Company, its parents or subsidiaries, and Barton hereby waives any right, or alleged right, of employment or re-employment with the Company and any of its parents or subsidiaries. Barton further agrees that Barton will only be eligible to apply for employment with the Company, its parents or subsidiaries, if Barton obtains prior written consent from the Company, which consent may be withheld for any reason or no reason.

14. Continuing Obligation to Protect Company's Confidential Information. Barton hereby acknowledges and confirms his continuing obligation to protect the Company's Confidential Information pursuant to Section 6.2 of the Employment Agreement.

15. Non-Disparagement. Barton and the Company agree that neither party will at any time disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that each party shall respond accurately and fully to any questions, inquiry or request for information when required by legal process.

16. Confidentiality and Publicity. The provisions of this Agreement shall be held in strictest confidence by Barton and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Barton may disclose this Agreement, in confidence, to Barton's immediate family;
(b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this
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Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

17. Release of Claims. In exchange for the promises and covenants set forth herein, Barton hereby releases, acquits, and forever discharges the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, partners, successors, assigns, affiliates, customers, and clients of and from any and all claims liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, acts or conduct at any time prior to the Separation Date, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with the Company's employment of Barton, the termination of that employment, and the Company's performance of its obligations as Barton's former employer; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the California Fair Employment and Housing Act, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans With Disabilities Act; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

18. ADEA Waiver. Barton further acknowledge that Barton is knowingly and voluntarily waiving and releasing any rights Barton may have under the Age Discrimination in Employment Act of 1967 ("ADEA"). Barton also acknowledges that the consideration given for the waiver and release in the preceding paragraphs hereof is in addition to anything of value to which Barton was already entitled. Barton hereby provides the further acknowledgment that Barton is advised by this writing, as required by the Older Workers Benefit Protection Act, that: (a) Barton's waiver and release do not apply to any rights or claims that may arise after the Effective Date of this release; (b) Barton has the right to consult with an attorney prior to executing this release (although Barton may voluntarily choose not to do so); (c) Barton may have at least twenty-one (21) days to consider this Agreement (although Barton may by Barton's own choice execute this release earlier); (d) Barton has seven (7) days following the execution of this release to revoke this release; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, therefore making the effective date the eighth day after this release is signed by Barton (the "Effective Date") as indicated below by his signature at the end of this Agreement.

19. Release of Claims by the Company. The Company hereby releases, acquits and forever discharges Barton and his agents, successors, assigns and affiliates from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind in nature, in law, equity or otherwise arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date the Company executes this Agreement, relating to any act or omission by Barton within the authorized course and scope of his employment with the Company, with the exception of any claim arising out of his obligations under this Agreement, including the Proprietary Information
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and Invention Agreement or any other obligations relating to the proprietary information of the Company. The Company, after reasonable inquiry of its officers, directors and managerial employees, acknowledges that as of the Effective Date they have no knowledge, information or belief that Barton has performed any act or omission outside the authorized course and scope of his employment. The Company acknowledges and agrees to indemnify Barton for acts relating to any act or omission by Barton within the authorized course and scope of his employment with the Company to the extent required by California law and permitted by the Company's by-laws. The Company agrees to remove Barton's name from all documents listing him as an officer of the Company, so that as of April 4, 2000, he will no longer be reflected as a Company officer.

20. Section 1542 Waiver. The Company and Barton both acknowledge that each has read and understands Section 1542 of the Civil Code of the State of California, which reads as follows:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Company and Barton hereby expressly waive and relinquish all rights and benefits under Section 1542 to the extent it relates to the subject matter of the releases granted by the parties herein and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted by the parties herein.

21. No Admissions. The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and that the promised payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

22. Entire Agreement. This Agreement, including Exhibit A hereto, constitutes the complete, final and exclusive embodiment of the entire Agreement between Barton and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by Barton and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

23. Successors and Assigns. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

24. Applicable Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

25. Arbitration. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Barton and the Company agree that any and all disputes or
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controversies of any nature whatsoever, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) to the fullest extent permitted by law. Any arbitration proceeding pursuant to this Agreement shall be conducted by the American Arbitration Association ("AAA") under the then-existing AAA employment-related arbitration rules in Walnut Creek, California. If for any reason all or part of this arbitration provision is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other portion of this arbitration provision or any other jurisdiction, but this provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this provision had never been contained herein, consistent with the general intent of the parties insofar as possible. The prevailing party in such arbitration proceeding shall be entitled to recover from the other party reasonable attorneys' fees, arbitration expenses and other recoverable costs incurred in connection with such arbitration proceeding.

26. Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

27. Indemnification. Each party will indemnify and save harmless each other party hereto from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of any representation made herein.

28. Authorization. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

29. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

30. Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

William G. Barton,
an individual.


--------------------------------
William G. Barton

Dated:
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Tier Technologies, Inc.
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--------------------------------
James L. Bildner, Chief Executive Officer and Chairman


Dated:
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